UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015 (March 9, 2015)

American Realty Capital – Retail Centers of America II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196594	38-3930764
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, Robert T. Cassato resigned from his role as an independent director of American Realty Capital-Retail Centers of America II, Inc. (the “Company”), effective as of that same date, to pursue other business endeavors. Mr. Cassato did not resign pursuant to any disagreement with the Company. Mr. Cassato served as an independent director and a member of the Company’s audit committee since August 2014. Simultaneously with Mr. Cassato’s resignation, the Company’s board of directors appointed Herbert Vederman as an independent director and a member of the audit committee. There are no related party transactions involving Mr. Vederman that are reportable under Item 404(a) of Regulation S-K.

Mr. Vederman, like the Company’s other independent directors, will participate in the Company’s compensation program for independent directors and the Company’s employee and director incentive restricted share plan. The Company pays to each of its independent directors a retainer of $30,000 plus certain per meeting compensation and reimbursements.  Under the Company’s employee and director incentive restricted share plan, Mr. Vederman will be entitled to receive an award of 1,333 restricted shares of common stock on the date of his appointment and at each annual stockholder’s meeting thereafter. Restricted stock issued to independent directors under the Company’s employee and director incentive restricted share plan vests over a five-year period following the first anniversary of the date of grant in increments of 20% per annum. Mr. Vederman will also enter into an indemnification agreement with the Company, a copy of which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA II, INC.

March 13, 2015	By:	/s/ William M. Kahane
		Name:	William M. Kahane
		Title:	Chief Executive Officer, President and Chairman of the Board of Directors